UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2008

CAMDEN NATIONAL CORPORATION

(Exact name of Registrant as specified in charter)

MAINE	01-28190	01-0413282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

Two Elm Street, Camden, Maine	04843
(Address of principal executive offices)	(Zip Code)

(207) 236-8821

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Camden National Corporation (the “Company”) amended and restated the Supplemental Executive Retirement Program (“SERP”), which is a nonqualified, noncontributory, defined-benefit, SERP for certain highly compensated officers. It is designed to make up the shortfall (when compared to a non-highly compensated employee) to replace income at retirement due to IRS compensation and benefit limits under the Company’s 401(k) Plan and Social Security. The purposes of the amendment and restatement to the SERP were to (i) comply with Section 409A of the Internal Revenue Code, (ii) clarify the termination of payments under the SERP if an executive “competes” with the Company (as defined in the SERP) and (iii) to allow a participant to make an up front election to defer benefits under the SERP for up to 5 years after retirement. No other material changes were made to the terms and conditions of the SERP.

The Company entered into the amended and restated the SERP Agreement with the following named executive officers, all of whom were participants in the previous SERP: Robert W. Daigle, president and chief executive officer, Gregory A. Dufour, Chief Banking Officer, and Laurel J. Bouchard, Chief Administrative Officer.

The description of the terms of the SERP is qualified in its entirety by reference to the form of SERP Agreement attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are filed with this Report:

Exhibit No.	Description

99.1	Form of the Supplemental Executive Retirement Program Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

CAMDEN NATIONAL CORPORATION

By:	/s/ Sean G. Daly	Date:	February 4, 2008
Sean G. Daly
Chief Financial Officer and Principal
Financial & Accounting Officer